Exhibit 99.1
Abercrombie & Fitch Co. Announces Election of Mary Fox to its Board of Directors
Fox brings more than 25 years of experience across consumer products, retail, and omnichannel businesses

NEW ALBANY, Ohio, Aug. 20, 2026 (GLOBE NEWSWIRE) -- Abercrombie & Fitch Co. (NYSE: ANF), a global, digitally led, omnichannel specialty retailer of apparel and accessories, today announced the election of Mary Fox to its Board of Directors, effective August 18, 2026.

Ms. Fox, 54, is the President of The Lovesac Company, a publicly traded omnichannel home furnishings company, where she is responsible for the company’s operations, marketing, finance, human resources, and overall business performance. Prior to Lovesac, Mary served as general manager for North American consumer products at BIC and spent six years at L’Oréal in leadership roles across ecommerce, business development, and business transformation. Before that, she spent over a decade at Walmart in roles of increasing responsibility, with responsibilities spanning private label apparel, merchandising, brand management, strategy, mergers and acquisitions, and global sourcing.

“We are excited to welcome Mary to Abercrombie & Fitch Co.’s Board of Directors. She brings an incredibly strong digital commerce and brand-building background that spans a 25-year career in consumer goods. As a current executive, she brings a deep understanding of today’s dynamic consumer environment and how customers are connecting with brands, which will be an invaluable addition to the Board and company,” said Nigel Travis, Chairperson of the Board.

“I’m thrilled to join Abercrombie & Fitch Co.’s Board of Directors,” said Fox. “Having long admired the company’s performance and reputation as leaders in the apparel and retail industries, I look forward to partnering with CEO Fran Horowitz and her management team, as well as Nigel and the Board as the company continues its work to achieve its long-term ambitions to continue delivering diversified, global growth,” she added.

About Abercrombie & Fitch Co.:
Abercrombie & Fitch Co. (NYSE: ANF) is a global, digitally led, omnichannel specialty retailer of apparel and accessories catering to kids through millennials with assortments curated for their specific lifestyle needs.

The company operates a family of brands, including Abercrombie brands and Hollister brands, each sharing a commitment to offer products of enduring quality and exceptional comfort that support global customers on their journey to being and becoming who they are. Abercrombie & Fitch Co. operates approximately 840 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites abercrombie.com, abercrombiekids.com and hollisterco.com.

Investor Contact:	Media Contact:
Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com